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EXHIBIT 12.1

ALCAN INC.
COMPUTATION OF EARNINGS TO FIXED CHARGES
CANADIAN GAAP
(IN MILLIONS OF US DOLLARS)

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                                                    THREE                          YEAR
                                                 MONTHS ENDED    ----------------------------------------
                                                MARCH 31, 2002   2001     2000     1999     1998     1997
                                                --------------   ----------------------------------------
Consolidated net income (loss) before
  Extraordinary item                                   86          5      618      460      399      468
Less:  Equity income of less than 50%
       owned companies                                  1          3        4       (1)     (48)     (33)
Plus:  Dividends received from less than
       50% owned companies                              0          2        1        1        5        6
Plus:  Minority interest of subsidiaries that
       have fixed charges                               0        (13)      (1)      14       (4)       4
                                                     ---------------------------------------------------
SUBTOTAL                                               85         (9)     614      476      448      511
                                                     ----------------------------------------------------
FIXED CHARGES

Amount representative of interest factor in
   Rentals                                              5         24       19       19       28       23
Amount representative of interest factor in
   rentals, 50% owned companies                         0          0        0        0        0        0
Interest expense - net                                 50        254       78       76       92      101
Interest expense, 50% owned companies                   0          0        0        0        0        0
Capitalized interest                                    0         30       81       41       15        2
Capitalized interest, 50% owned companies               0          0        0        0        0        0
                                                     ---------------------------------------------------
TOTAL FIXED CHARGES                                    55        308      178      136      135      126
                                                     ===================================================
Less:  Capitalized interest                             0         30       81       41       15        2
                                                     ===================================================
FIXED CHARGES ADDED TO INCOME/(LOSS)                   55        278       97       95      120      124
                                                     ===================================================
Plus:  Amortization of capitalized interest             6         25       21       18       15       16
                                                     ===================================================
Income taxes                                           78         42      254      211      210      248
                                                     ===================================================
EARNINGS BEFORE FIXED CHARGES AND INCOME
   TAXES                                              224        336      986      800      793      899
                                                     ===================================================
RATIO OF EARNINGS TO FIXED CHARGES                   4.07       1.09     5.54     5.88     5.87     7.13
                                                     ===================================================
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